FIRST LEASE AMENDMENT
THIS FIRST LEASE AMENDMENT (“Amendment”) is made and entered into this 6th day of December, 2013 (the “Effective Date”), by and between 810 AC LLC, an Ohio limited liability company, successor of 4300 VENTURE 34910 LLC, a Delaware limited liability company (“Landlord”) and SB CAPITAL ACQUISITIONS, LLC, a Delaware limited liability company, (“Tenant”).
Landlord and Tenant entered into a certain Lease Agreement dated February 23, 2012 (“Lease”) for certain premises in the Columbus International Aircenter, located at 4300 East Fifth Avenue in Columbus, Ohio (“Premises”).
NOW THEREFORE, Landlord and Tenant hereby agree that the Lease is amended as follows:

1.
Tenant’s Termination Right. Pursuant to Section 2 of the Lease, Tenant has the right to elect to terminate the Term of the Lease by delivering notice of such intent to terminate to Landlord at any time after January 31, 2013, which termination shall be effective twelve (12) months after delivery of such notice (“Tenant Termination Right”), provided, however, that Tenant has also paid Landlord the unamortized balance of the costs incurred by Landlord in performing Landlord’s Work under the Lease, which amounts to $48,705 (the “Tenant Termination Fee”).

2.
Tenant’s Exercise of Termination Right. The parties agree that simultaneously with execution of this Amendment, Tenant shall tender to Landlord the Termination Fee. Provided Tenant performs said obligation, the parties acknowledge that Tenant has properly exercised Tenant’s Termination Right and that the Lease shall terminate on December 6, 2014 (the “Termination Date”), unless otherwise provided by this Amendment. Tenant agrees that it shall remain obligated to continue making the monthly rent payments to Landlord as provided in the Lease until the Termination Date.

3.
Landlord’s Early Termination Right; Tenant’s Rent Obligation. The parties acknowledge that Tenant intends to vacate possession of the Premises on or around March 31, 2014. The parties agree that in the event Landlord secures a new tenant to occupy the Premises prior to the Termination Date, Landlord shall have the right to terminate this Lease on a date earlier than the Termination Date (but later than March 31, 2014) by delivering written notice of such termination election to Tenant (“Landlord’s Early Termination Right”). In such event, this Lease shall terminate upon the date stated in Landlord’s early termination notice and Tenant’s obligations to pay any further rental payments to Landlord shall cease upon the termination date stated in Landlord’s early termination notice.

4.	Vacation of Premises. On or before the Termination Date, Tenant shall surrender to Landlord the Premises in accordance with the provisions of Section 34 of the Lease.

5.	Binding Upon Successors and Assigns. This Amendment shall be for the benefit of and be binding upon the parties and their respective successors and assigns.

6.
Definitions; Entire Agreement. Except as otherwise provided herein, the capitalized terms used in this Amendment shall have the definitions set forth in the Lease. The Lease, as amended by this Amendment, constitutes the entire agreement between Landlord and Tenant regarding the Lease and the subject matter contained herein and supersedes any and all prior and/or contemporaneous oral or written negotiations, agreements or understandings.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed on the day and year first written above.

LANDLORD:	TENANT:
810 AC LLC	SB CAPITAL ACQUISITIONS, LLC
an Ohio limited liability company	a Delaware limited liability company

By :/s/ William L. Jordan	By: /s/ Dathard V. Steele
Its: EVP and General Counsel	Its: VP

GUARANTOR:
SB CAPITAL GROUP, LLC
a Delaware limited liability company

By: /s/ Dathard V. Steele
Its: CFO